Exhibit 99.1


PRESS RELEASE

                                     CONTACT: E. Wayne Ray, Jr.
                                              Chief Financial Officer
                                              (713) 529-3251
                                              Elizabeth B. Woodard
                                              Vice President & General Counsel
                                              (713) 525-9502

For release at 7:15 a.m. CDT

RIVIANA FOODS REPORTS HIGHER FISCAL 2003 AND FOURTH QUARTER EARNINGS; ELECTS NEW DIRECTOR

         Houston, Texas (August 21, 2003) - RIVIANA FOODS INC. (NASDAQ/NMS:
RVFD) today reported net income for fiscal 2003 of $28.7 million, or $1.96 per diluted share, on net sales of $396.3 million, compared to net income of $25.2 million, or $1.77 per diluted share, on sales of $375.1 million for fiscal 2002. Income from operations rose 7%, to $35.8 million, from $33.6 million last year.

         For the fourth quarter ended June 29, 2003, Riviana reported net income of $7.1 million, or $0.49 per diluted share, on sales of $103.5 million, compared to net income of $6.7 million, or $0.46 per diluted share, on sales of $90.7 million for the fourth quarter of fiscal 2002. Fourth quarter operating income was $9.3 million, up 6% from the $8.8 million reported for the prior year.

         For fiscal 2003, Riviana's domestic rice business reported operating profit was up 8%, to $35.2 million, and sales were up 3% to $247.4 million. Higher sales were attributable to a 36% volume increase in foodservice for the fourth consecutive record year. Volume increases in industrial specialty and export/commodity of 33% and 42% were primarily as a result of the acquisition of the rice specialties business of ACH Food Companies, Inc. in February 2003. Total retail volumes were 3% higher due to strong sales of Carolina(R) regular rice in the Northeast. Volumes of the value-added Success(R) instant rice were down 3% and prepared rice mixes were flat. In the fourth quarter, operating profit for the domestic rice business declined 3%, to $8.0 million, due to rising rice costs.

        In spite of difficult political and economic conditions in Central America, operating profit for the year increased 4%, to $10.5 million, while sales increased 6%, to $88.5 million. Volumes in processed fruits and vegetables and nectars and juices increased 11% for the year, while volumes for cookie and cracker products were up only 1% due to increased competitive market activity. For the fourth quarter, operating profit was up 9%, to $3.1 million on a 4% increase in sales, to $22.1 million.

        For the year, in Europe, the Company reported a 16% increase in sales to $54.4 million, however, operating profit of $1.1 million was 36% less than the prior year. In the prior year, this unit reported a favorable adjustment to pension expense. For the fourth quarter, operating profit was even with the prior year at $0.4 million. As previously announced, Kraft Foods' northern European retail rice brands were acquired by Riviana's Spanish partner, Ebro Puleva, S.A. The purchase, completed on August 6, 2003, includes Reis-Fit(R) and Ris-Fix(R) brands, both of which will be marketed through our joint venture companies in Germany and Belgium.

        For fiscal 2003, the Company's net interest income of $1.0 million increased $0.3 million due to favorable cash flow. Other income for the year increased by $0.8 million, primarily due to increased mineral royalties, gains on sale of assets and reduced amortization.

        Our fiscal 2003 effective tax rate of 24% was favorably impacted by $1.4 million with the resolution of a tax dispute in Central America.

         "We are pleased to report improved performance, both in our domestic and international businesses, for fiscal 2003," said Joseph A. Hafner, Jr., President and Chief Executive Officer. "In the U.S., we reported gains in volumes and shares, despite a sluggish year in the overall retail rice category. In Central America, our cost containment, efficiency improvements, and expanded distribution network resulted in higher revenues and operating income, while our European operations remained on a profitable track and expanded in key areas."

         "As we begin the new fiscal year, the Company is well positioned to build on the prior year's success despite significant increases in rice costs due to reduced carryover stocks and a smaller U.S. crop," Hafner added.

         At its quarterly meeting on August 19, 2003, the Board of Directors voted to increase the size of the Board from 11 members to 12 and elected Charles H. Cotros, retired Chairman and CEO of SYSCO Corporation, as a new independent director. Cotros served as Chairman of the Board from January 2000 until his retirement at the end of 2002. He was employed by SYSCO in 1974 and served as a director since 1985. He served as Chief Operating Officer from 1995 until January 2000 and as president from 1999 until July 2000.

         As previously reported, the Board also announced a 47% increase in Riviana's quarterly cash dividend to $0.25 per common share from $0.17 per common share paid last quarter. The higher dividend will be payable October 7, 2003, to shareholders of record at the close of business on September 9, 2003.

         Riviana will hold its quarterly conference call today, Thursday, August 21, 2003, at 10:30 a.m. CDT. The call may be heard live on the Internet. To access the call, at the URL prompt, enter
HTTP://65.197.1.5/ATT/CONFCAST/649545.HTML. The conference call will be archived and available for replay using the same instructions until September 21, 2003.

         Based in Houston, Texas, Riviana Foods Inc. is one of the largest processors, marketers and distributors of branded and private label rice products in the United States. Principal brands include MAHATMA(R), CAROLINA(R) and SUCCESS(R). The Company has additional food operations in Central America and Europe. Visit our website at www.riviana.com.

         This press release includes forward-looking statements under the rules of the Securities and Exchange Commission. Although the Company believes that the expectations reflected in these statements are based upon reasonable assumptions, Riviana can give no assurance that these expectations will be achieved.

                                      ####

                           (COMPARATIVE TABLES FOLLOW)


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                       RIVIANA FOODS INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                              June 29, 2003             June 30, 2002
                                                            -----------------         -----------------
          ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                 $          22,586         $          21,500
  Marketable securities                                                   219                        65
  Accounts receivable                                                  42,900                    35,748
  Inventories                                                          54,800                    48,133
  Prepaid expenses                                                      5,710                     3,212
                                                            -----------------         -----------------
       Total current assets                                           126,215                   108,658

PROPERTY, PLANT AND EQUIPMENT, net                                    108,024                    92,146

INVESTMENTS IN UNCONSOLIDATED AFFILIATES                               12,797                    11,345

GOODWILL                                                                9,585

OTHER ASSETS                                                           17,329                    10,565
                                                            -----------------         -----------------
       Total assets                                         $         273,950         $         222,714
                                                            =================         =================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities and short-term debt                    $          22,694         $             859
  Accounts payable and accrued liabilities                             40,454                    37,802
  Income taxes payable                                                  3,945                     4,582
                                                            -----------------         -----------------
       Total current liabilities                                       67,093                    43,243

LONG-TERM DEBT, net of current maturities                               1,553                     1,537

DEFERRED INCOME TAXES AND OTHER LIABILITIES                            24,254                    18,904

STOCKHOLDERS' EQUITY                                                  181,050                   159,030
                                                            -----------------         -----------------
       Total liabilities and stockholders' equity           $         273,950         $         222,714
                                                            =================         =================


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                       RIVIANA FOODS INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In Thousands, Except Per Share Amounts)

                                                               Three Months Ended                    Twelve Months Ended
                                                        --------------------------------      --------------------------------
                                                        June 29, 2003      June 30, 2002      June 29, 2003      June 30, 2002
                                                        -------------      -------------      -------------      -------------
NET SALES                                               $     103,497      $      90,737      $     396,307      $     375,064

COST OF SALES                                                  76,461             63,879            286,449            267,136
                                                        -------------      -------------      -------------      -------------
  Gross profit                                                 27,036             26,858            109,858            107,928
                                                        -------------      -------------      -------------      -------------
COSTS AND EXPENSES:
  Advertising, selling and warehousing                         12,028             12,563             50,453             52,671
  Administrative and general                                    5,732              5,510             23,602             21,663
                                                        -------------      -------------      -------------      -------------
    Total costs and expenses                                   17,760             18,073             74,055             74,334
                                                        -------------      -------------      -------------      -------------
    Income from operations                                      9,276              8,785             35,803             33,594

OTHER INCOME, Net:
  Interest income, net                                            231                247                959                626
  Other income, net                                               569                544              1,645                815
                                                        -------------      -------------      -------------      -------------
    Income before income taxes and
       minority interests                                      10,076              9,576             38,407             35,035

INCOME TAX EXPENSE                                              2,737              2,865              9,322              9,573

MINORITY INTERESTS IN EARNINGS
  OF CONSOLIDATED SUBSIDIARIES                                    193                 51                429                217
                                                        -------------      -------------      -------------      -------------
    NET INCOME                                          $       7,146      $       6,660      $      28,656      $      25,245
                                                        =============      =============      =============      =============

    Earnings per share:
      Basic                                             $        0.50      $        0.47      $        2.01      $        1.79
      Diluted                                                    0.49               0.46               1.96               1.77

    Dividends paid per share                            $        0.17      $       0.165      $        0.67      $        0.65

    Weighted average common shares outstanding:
      Basic                                                    14,306             14,155             14,252             14,083
      Diluted                                                  14,698             14,502             14,605             14,266